Exhibit 10.1

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type the registrant treats as private or confidential. [***] indicates where such information has been omitted.

(1) FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED

(2) FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC

(3) FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC.

AND

(4) Savara Aps

CONTENTS

1.	Definitions and Interpretation	1

2.	Appointment of Fujifilm	9

3.	Term	9

4.	Performance of Programs	9

5.	Quality AND REGULATORY MATTERS	10

6.	Conforming batches AND NON-CONFORMING BATCHES	12

7.	Delivery, TITLE AND RISK	14

8.	Price and Payment	15

9.	FUJIFILM WARRANTIES	17

10.	Liability	17

11.	Intellectual Property	21

12.	Intellectual Property Indemnity	21

13.	Confidentiality	22

14.	Change	24

15.	DELAY, Cancellation, Termination AND CONSEQUENCES	25

16.	Force Majeure	29

17.	Dispute Resolution	30

18.	Audit & RECORDS	31

19.	Notices	32

20.	Export/IMPORT Controls AND SANCTIONS COMPLIANCE	34

21.	MODERN SLAVERY AND CORRUPTION	36

22.	Assignment AND SUB-CONTRACTING	36

23.	General	37

24.	Governing Law	38

Schedule 1	Charges	39

Signature Page		40

THIS AGREEMENT is made on the date it is signed by the last signing party.

BETWEEN

(1)
FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED incorporated and registered in England and Wales with company number 05803359 whose registered office is at Belasis Avenue, Billingham, TS23 1LH, England (“FDBK”);
(2)
FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC incorporated and registered in Texas whose principal place of business is at 100 Discovery Drive, Suite 200 College Station, Texas 77845 United States of America (“FDBT”);
(3)
FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC. incorporated and registered in Delaware whose principal place of business is at 101 J Morris Commons Lane, Morrisville, North Carolina 27560, United States of America (“FDBU”); and
(4)
Savara ApS incorporated and registered in Denmark whose registered office is at Lundgrens Advokatpartnersetskab Tuborg Boulevard 12 2900 Hellerup Hovedstaden (the “Customer”).

BACKGROUND

(A)
Fujifilm (as defined below) is a biopharmaceutical contract development and manufacturing organization. The Customer wishes to appoint Fujifilm to carry out development and manufacturing services in relation to certain of the Customer’s products.
(B)
Fujifilm and the Customer have agreed to work together on the terms and conditions contained in this Agreement.

AGREED TERMS

1.
Definitions and Interpretation
1.1.
In this Agreement the following words have the following meanings unless inconsistent with the context:

“Affiliate”

means in relation to an entity, each or any other entity who for the time being, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such entity. For the purposes hereof (and clause 15.2), “control” shall mean: (a) holding the majority of the voting rights or share capital of such entity; (b) any power (whether direct or indirect and whether by the ownership of share capital, the possession of voting power, contract, or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a body corporate as are able to cast the majority of the votes capable of being cast by members of that board or body on all, or substantially all, matters, or (c) otherwise to control or have the power to control the policies, management and affairs of that body corporate;

“Ancillary Charges”	has the meaning given to it in clause 8.2;

“Ancillary Services”	has the meaning given to it in Schedule 1 (Charges);

“Applicable Laws”

applicable law (which, for the avoidance of doubt, includes applicable common law), regulations, and binding guidance which applies in the jurisdiction in which the Program is being performed or where Fujifilm Services or Ancillary Services are being performed;

“Authorized Third Parties”	has the meaning given to it in clause 13.1.3;

“Background IP”

all Intellectual Property Rights controlled, owned or jointly owned by any party (or a third party on its behalf) prior to the Effective Date or developed independently from the Program. Fujifilm’s proprietary manufacturing, expression or purification technologies, including [***];

“Batch”	a quantity of Product that is produced from a run of the Process;

“Batch Cancellation Fee”	the Batch Cancellation Fee described in Schedule 1;

“Batch Fee”

if the Batch Fee is clearly described in the applicable SoW the Batch Fee for that SoW shall be the Batch Fee described in the SoW, however, if the Batch Fee is not clearly described in the applicable SoW it will be deemed to be, in respect of any Batch under that SoW, all Charges for Fujifilm Services in respect of the Manufacturing Stages carried out in connection with that Batch which are described in the applicable SoW;

“Business Day”

a day other than a Saturday, Sunday or a day on which the New York Stock Exchange is closed and, where a notice is being given or obligation performed under this Agreement or a SoW to which FDBK is a party, a public holiday in England;

“cGMP”

Represents principles and practices applied to the manufacture of pharmaceutical materials as supported by the following cGMPs for drugs, as applicable to the material being manufactured (e.g. non-sterile bulk API / Drug Substance(s)):

(i) the U.S. Federal Register volume 66 No 186 the FDA Regulations 21 CFR Part 11, 210, 211, 600 and 610 and ICH Q7;

(ii) the Rules governing medicinal products in the European Union under the EC, EudraLex, Volume 4 – Guidelines for Good Manufacturing Practices for medicinal products for human and veterinary use. Part I – Basic Requirements for Medicinal Products. Part II – Basic Requirements for Active Substances used as Starting Materials, Part III GMP related documents, Annexes and Part IV GMP requirements for Advanced Therapy Medicinal Products, as applicable to the Product manufactured; and

(iii) United Kingdom Human Medicines Regulations 2012 (HMR, SI 2012/1916, as amended), Guidelines on Good Manufacturing Practice, Parts and Annexes as EudraLex, Volume 4 above;

“cGMP Batch”	a Batch identified in a Scope of Work which is intended to be manufactured during a Manufacturing Stage and subject to Disposition in each case in accordance with cGMP;

“Change”	has the meaning given to it in clause 14;

“Charges”	has the meaning set out in clause 8.2;

“Commercially Reasonable Efforts”

with respect to the activities pursuant to a Program, the reasonable efforts and resources used by a reputable biopharmaceutical contract manufacturing organization for Drug Substances of similar nature, complexity and developmental stage in the same or similar circumstances as the Product;

“Competitor”	a contract development and/or manufacturing organization in the biopharmaceutical industry;

“Confidential Information”

the fact and terms of this Agreement and any Scope of Work, and all information (in whatever form) in respect of the business of each of the parties and each of its Affiliates including any ideas; business methods; finance; prices, business, financial, marketing or development plans; products or services, know-how or other matters connected with products or services manufactured and/or marketed; customer lists or details; computer systems and software; which is (in each case) provided to, or obtained by, one party from the other. For clarity, Confidential Information of Customer includes Customer Background IP and Customer Foreground IP;

“Conforming Batch”	a cGMP Batch which has been produced in accordance with cGMP and which meets the Product Specification;

“Consumable”

a consumable item used or intended for use in a Program, including PEG, reagents (including analytical reagents), plasmids, raw materials, packaging components, chromatography resins, filters, filtration membranes, media, buffer bags, refold bags, tubing, hoses, disposable analytical test kits, in-process measurement probes, columns (including analytical columns) and disposable containers;

“Consumables Delay”	Has the meaning given to it in clause 15.1.2;

“Customer Foreground IP”

all Foreground IP that constitutes an improvement or modification or derivative which is specific to, or requires use of, the Customer’s Background IP, Customer’s Confidential Information or Customer’s Materials which have been provided to Fujifilm by the Customer pursuant to the Program in each case, obtained or developed by any party hereto (or any of its subcontractors);

“Delay”	has the meaning given to it in clause 15.1.1;

“Demonstration Batch”	a Batch which is manufactured in a non cGMP R&D facility for demonstration purposes and which is not intended for human use;

“Deviation”	a cGMP deviation as detailed in the Quality Agreement;

“Disposition”

the Stage during which (i) the Product is tested for compliance versus the Product Specification; (ii) all production instruction and analytical records relating to cGMP manufacture of each cGMP Batch prepared by Fujifilm are reviewed; and (iii) a Fujifilm recommendation for Product release or reject is made; in each case as applicable;

“Drug Product”	the final dosage form of product which is, or contains, Product in association with other active or inactive ingredients;

“Drug Substance”

any substance or mixture of substances intended to be used in the manufacture of a Drug Product and that, when used in the production of a drug, contains the active ingredient(s) of the Drug Product. Such substances are intended to furnish pharmacological activity or other direct effect on the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure and function of the body;

“Effective Date”	the date of final signature by all parties to this Agreement being the date the last signing party signs this Agreement;

“Engineering Batch”	a Batch that is manufactured in a cGMP Facility at scale using the Process but which is not intended for human use;

“Facility”
(a)
FDBK: Belasis Avenue, Billingham, TS23 1LH, England
(b)
FDBT: 100 Discovery Drive, Suite 200 College Station, Texas 77845 United States of America; or
(c)
FDBU: 101 J Morris Commons Lane, Morrisville, North Carolina 27560, United States of America,

or such other Fujifilm facility specifically identified and agreed to by Customer in a Scope of Work;

“Force Majeure Event”

any event or circumstances outside the reasonable control of a party affecting its ability to perform any of its obligations under this Agreement including act of God, fire, flood, severe weather, epidemic or pandemic, war, revolution, acts of terrorism, riot or civil commotion, acts of government, trade embargo, labor disputes (excluding labor disputes involving the party in question), interruption of utility service, restraints or delays affecting shipping or carriers, inability or delay in obtaining supplies of adequate or suitable materials, inability or delay in obtaining third party services, breakdown or failure in equipment or machinery, cyber-attack, currency restrictions but shall not include the failure of Drug Product in clinical trials or failure of Drug Product to gain regulatory approval;

“Foreground IP”	all Intellectual Property Rights that arise or are obtained or developed by or on behalf of any party (alone or jointly) in the course of the performance of a Program;

“Fujifilm”	FDBK, FDBT and/or FDBU as the context requires in accordance with clause 1.4;

“Fujifilm Foreground IP”	all Foreground IP other than Customer Foreground IP;

“Fujifilm Services”	the research and development services to be provided by Fujifilm for the Customer during a Program as the same are described in the relevant Scope of Work excluding the Ancillary Services;

“Gross Negligence”	a conscious and voluntary disregard of the need to use reasonable care, which is likely to cause foreseeable grave injury or harm to persons, property, or both;

“Historic Documents”	any historic contractual documentation which cover the same subject matter as a Program as identified in the relevant SoW;

“Indemnify”	on demand to indemnify and hold harmless and keep indemnified, and held harmless, the party to be indemnified and held harmless on an after tax basis;

“Intellectual Property Right”

any current and future intellectual property rights and interests including patents, utility models, designs, design rights, copyright (including rights in software), decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws, topography rights, inventions, rights in confidential information (including technical and commercial trade secrets); supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world and whether subsisting now or in the future;

[***]	[***]

“Liabilities”

any (i) liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether in contract, tort (including negligence) or otherwise; (ii) losses, costs (including internal costs/overheads), damages, fines or expenses including reasonable legal fees; and (iii) claim, demand, proceeding, action or cause of action including those by third parties; in each case howsoever arising. “Liability” shall be construed accordingly;

“Manufacturing Stage”

a Stage of a Program during which production, testing and Disposition (if applicable) of Engineering Batches or cGMP Batches are intended to take place, including pre and post manufacturing activities; Facility change–over, setup, and cleaning before, between and after Batch manufacturing;

“Material Review Board” or “MRB”

a cross-functional committee, led by quality assurance, that consists of representation from program management, quality control (as applicable), and manufacturing. Customer representation is required;

“Materials”	Has the meaning given to it in clause 7.1;

“Modifications”

a modification to a Facility; or equipment (including Process specific qualification and installation of existing equipment), required in order to perform a Process and detailed in the applicable Scope of Work;

“Non-Conforming Batch”	a cGMP Batch which has not been produced in accordance with cGMP and/or does not meet the Product Specification;

“Non-Manufacturing Stage”	any Stage of a Program, which is not a Manufacturing Stage, including (for clarity) the production and testing of Demonstration Batches;

“Process”	the particular process used, or to be used for manufacture of the Product, as set forth in the Process Specification;

“Process Specification”

the Process operating parameters and specifications as documented in the regulatory submission and/or a QA Document (including Deviations) which has been agreed by the parties for cGMP Batch production;

“Process-Specific Consumable”

a Consumable which is required to operate the Process and which is specific to the Process or a Consumable which is required in such large volumes as would not be possible for Fujifilm to consume during other manufactures and/or within the shelf life of such Consumable;

“Process-Specific Equipment”

an item of equipment which is required by Fujifilm to operate the Process and which is specific to the Process in addition to that equipment which Fujifilm uses in its Facilities as at the SoW Effective Date (which existing equipment is not already dedicated to other customer(s) of Fujifilm);

“Product”

the particular product or substance (compound, reagent, intermediate or molecule) created during and as a result of performing the Process. The name of the relevant Product is identified in the applicable Scope of Work;

“Product Specification”	the Product specification for Product which is documented in a QA Document;

“Program”	a program of work as set out in the applicable Scope of Work (or more than one Scope of Work, as the case may be) to be carried out by Fujifilm in accordance with the terms of this Agreement;

“Program Cancellation Fee”

an amount equal to the sum of: (i) the relevant Batch Cancellation Fee in respect of every cancelled Manufacturing Stage in the Program; and (ii) the amount calculated under clause 15.3.1(b) in respect of cancelled Non-Manufacturing Stages in the Program;

“Program Manager”	the Program manager appointed by each of Fujifilm and the Customer under the applicable SoW;

“Program Plan”	the Program plan controlled by Fujifilm’s Program Manager and communicated to the Customer regularly including prior to any relevant Program management meetings;

“Quality Agreement”	the document agreed by the parties which sets out the mutually agreed quality standards applicable for any cGMP activity under the Program;

“QA Documents”	the Quality Agreement and the documents produced and approved in accordance with the Quality Agreement or any cGMP documents agreed by the parties in writing;

“Regulatory Authority”

the U.S. Food and Drug Administration, the European Medicines Agency, the Medicines & Healthcare products Regulatory Agency and any successor to any such entities and any other similar regulatory authorities as may be agreed upon in writing by Fujifilm and the Customer;

“Scope of Work” or “SoW”	the document setting out the detail of the Fujifilm Services and/or Ancillary Services to be undertaken by Fujifilm for the Customer;

“SoW Effective Date”	for each Scope of Work, the date that the Scope of Work is fully signed by all relevant parties;

“Special Waste”

waste or effluent which requires special handling including waste or effluent which is required to be collected in a special container (for example by tanker) for external disposal or which requires incineration;

“Stage”

a stage of the Program as described in the SoW. For the purposes of clause 10, a sub-stage described in a SoW (for example a Stage that is described by the Stage number and a suffix such as Stage 1A) shall be deemed to be an independent Stage in its own right;

“Subcontracted Work”	work subcontracted by Fujifilm under clause 22.3 but excluding any work subcontracted between FDBK, FDBT and/or FDBU;

“Tax”

any and all taxes, charges, levies, assessments and other fees of any kind imposed by any governmental or other authority (including, but not limited to, value added tax, sales tax or any other similar type of turnover tax); and

“Willful Misconduct”

a knowing violation of a reasonable and uniformly enforced rule or policy. It means intentionally doing that which should not be done or intentionally failing to do that which should be done, knowing that injury may result or recklessly disregarding the possibility that injury may result.

1.2.
In this Agreement (except where the context otherwise requires) any words following the terms “including”, “include”, “for example” or any similar expression are by way of illustration and emphasis only and shall not limit the generality or extent of any other words or expressions.
1.3.
Where a provision requires agreement, consent and/or approval of a party, such agreement, consent and/or approval, unless expressly stated otherwise, may not be unreasonably withheld, delayed or conditioned.
1.4.
Each Scope of Work will be entered into by FDBK, FDBT or FDBU or a combination of FDBK, FDBT and/or FDBU and, subject to clause 19.3, each reference to Fujifilm or a “party” in this Agreement shall apply only to such of FDBK, FDBT and/or FDBU as is carrying out the Program under the relevant Scope of Work. Whichever of FDBK, FDBT and/or FDBU has entered into the Scope of Work in respect of that Program shall be fully and solely responsible for the obligations and liabilities of that party under the Scope of Work.
1.5.
Insofar as this Agreement or a Scope of Work obliges any party to this Agreement to negotiate, take action or to do something, that party shall conduct such communications, negotiations, take such action or do such thing in good faith acting professionally and, in the case of Fujifilm, using Commercially Reasonable Efforts to achieve the result contemplated in this Agreement. There shall be a general obligation on the parties to act in good faith and with professionalism in relation to the matters contemplated in this Agreement.
1.6.
In the case of conflict or ambiguity between terms of the main body of this Agreement, any Schedule to this Agreement or any other terms in any Scope of Work, the order of priority shall be as follows: (i) the main body of the Agreement; (ii) the Schedules to the Agreement; and (iii) the main body of the Scope of Work unless a Scope of Work specifically varies a provision of the Agreement or a Schedule to the Agreement by reference to the provision it is amending in which case the Scope of Work shall take precedence in that instance.
1.7.
In the case of conflict or ambiguity between the terms of this Agreement or any specific Scope of Work and the terms of the QA Documents, the terms of the QA Documents shall prevail solely in relation to cGMP quality matters subject to clause 10.12.
1.8.
Where a defined term is used in clause 10 (Liability) it shall retain its meaning even when the entire word that is a defined term is in capitals.
1.9.
The parties agree that all Scopes of Work, Changes, notices and other documents or correspondence under this Agreement and the Quality Agreement shall be in English.

2.
Appointment of Fujifilm
2.1.
This Agreement establishes the general terms and conditions applicable to Fujifilm’s performance of each Program for the Customer and is structured so that a separate, numbered, Scope of Work (or in some cases multiple Scope of Works) shall be entered into by the parties for the provision of each Program. A purchase order which is issued by the Customer shall be treated exclusively as a finance tool for the purposes of raising invoices and any terms set out, or referred to, on such purchase order shall have no effect and shall not bind Fujifilm.
2.2.
The provisions of this Agreement shall apply to each Scope of Work and no Scope of Work shall be effective or binding on any party until it has been signed by an authorized representative of each contracting party.
2.3.
Nothing in this Agreement or any Scope of Work shall oblige any party to enter into any Scope of Work and each Scope of Work constitutes a separate contract.
2.4.
This Agreement is non-exclusive in nature and, subject always to clause 11, nothing herein will prevent the Customer from engaging other third parties to perform services that are the same or similar to those being performed by Fujifilm, including for the Products that are subject to any Program.
3.
Term
3.1.
This Agreement shall come into force on the Effective Date and shall continue until terminated by a party in accordance with the terms of this Agreement (the “Term”).
3.2.
A party may terminate this Agreement upon giving 3 (three) months’ written notice to the others, provided that there are no uncompleted Programs existing at the date such notice is given.
3.3.
Each Scope of Work will take effect from the SoW Effective Date and shall continue until the earlier of:
3.3.1.
the date specified in the Scope of Work, or if no such date is specified, the date the Program, or part of the Program referred to in the Scope of Work is completed; or
3.3.2.
termination of this Agreement or the relevant Scope of Work in accordance with the terms of this Agreement.
4.
Performance of Programs
4.1.
Fujifilm shall carry out the Fujifilm Services and each Program, or parts of a Program, [***] using Commercially Reasonable Efforts and in accordance with:
4.1.1.
the terms of this Agreement and any Scope of Work;
4.1.2.
Applicable Laws;
4.1.3.
the Quality Agreement and cGMP (in both cases when applicable); and
4.1.4.
the Process Specification for the applicable cGMP Batch (if any).

4.2.
Fujifilm shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to undertake the Program in accordance with this Agreement.
4.3.
The parties agree that it shall not be considered a breach of this Agreement, or any Scope(s) of Work, by Fujifilm if an objective of a Program is not achieved provided that Fujifilm has complied with its obligations set out in clause 4.1. Notwithstanding any contrary provisions in this Agreement or any Scope(s) of Work, the parties acknowledge and agree that the services to be performed during the Programs are by their nature developmental and [***] Fujifilm cannot (and consequently does not) guarantee to the Customer the achievement of a successful outcome for a Program, production of Conforming Batches or production of a specified volume of Product. At Customer’s request Fujifilm will provide reasonable information regarding why an objective of a Program has not been met.
4.4.
Each Scope of Work contains assumptions on which Fujifilm’s ability to perform the Program depends. If an assumption set out in the Scope of Work proves to be incorrect or actual circumstances differ from an assumption (including if such assumption cannot be met at such time as Fujifilm reasonably requires to enable it to perform its obligations) then Fujifilm will provide Customer with prompt written notice (email acceptable) of such change in assumptions, and the parties shall agree to a reasonable Change to account for the change in assumption.
4.5.
The Customer shall:
4.5.1.
meet all its obligations and responsibilities under this Agreement, any Scopes of Work (including, in particular, any Customer dependencies set out in a Scope of Work) and the Quality Agreement;
4.5.2.
comply with Applicable Laws in respect of its performance, including export laws and regulations, under this Agreement, any Scopes of Work, and the Quality Agreement, and in respect of handling, use and distribution of the Product; and
4.5.3.
promptly provide all assistance, information, and advice and do all acts which Fujifilm may reasonably request to enable Fujifilm to comply with its obligations and responsibilities under this Agreement, any Scope of Work and the Quality Agreement.
5.
Quality AND REGULATORY MATTERS
5.1.
Quality Agreement
5.1.1.
As soon as reasonably practicable following the Effective Date the parties shall execute the Quality Agreement (unless the Quality Agreement has already been executed prior to the Effective Date).
5.1.2.
The Customer acknowledges that Fujifilm shall not commence any cGMP activity until the Quality Agreement is executed and, to the extent applicable, any other relevant QA Documents are approved by both parties.

5.2.
Regulatory Assistance
5.2.1.
The Customer shall provide Fujifilm with a copy of the Customer’s Chemistry, Manufacturing and Controls section of any submission to a Regulatory Authority supporting the Customer’s regulatory filing activities for the applicable Drug Product, Drug Substance or Process which relates to or contains information about the Process; the Facility (including Fujifilm equipment); the Fujifilm Services and/or the Ancillary Services (“CMC Section”) in accordance with the Quality Agreement. The Customer shall not submit a CMC Section without Fujifilm’s written approval in relation to any information regarding, or impacting, Fujifilm including any information regarding the Process, equipment, controls and analytics or any information provided to the Customer by Fujifilm related to or in accordance with the Quality Agreement. [***]
5.2.2.
During each Program the Customer may request assistance from Fujifilm in respect of the CMC Section, subject to payment by the Customer of a reasonable commercial rate for such assistance and Fujifilm’s reasonable expenses. However, no advice or assistance given by Fujifilm shall be deemed to be or construed as a guarantee that a Drug Product will receive regulatory approval.
5.2.3.
Fujifilm will provide one electronic (PDF) copy of any documents which may be reasonably required by the Customer in support of its regulatory filing activities within 30 calendar days of the request. If the Customer requires copies of the laboratory documents, provision of these will be subject to discussion and agreement by the parties and agreement of an additional fee associated with copying.

5.2.4 The Customer shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to each Program and any Product and/or Drug Product subject to clause 5.2.6 and provided that Fujifilm shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to:

(a)
the Facility (including in particular utilities and equipment);
(b)
Fujifilm’s quality systems, policies and internal procedures;
(c)
any requirement imposed on Fujifilm by a Regulatory Authority; or
(d)
any other commitments made by Fujifilm prior to the relevant SoW Effective Date of the applicable Program,

(each a “Fujifilm Regulatory Responsibility”).

5.2.5.
Fujifilm will not, except to the extent required by Applicable Law or any Regulatory Authority, initiate correspondence directly with any Regulatory Authority regarding the Product without, in each instance but only to the extent not prohibited by Applicable Law or any Regulatory Authority, providing the Customer with as much prior notice as possible.

5.2.6.
The Customer acknowledges that Fujifilm Quality Assurance team reserves the right to Disposition Product to the Customer in accordance with the Quality Agreement.
5.2.7.
The Customer shall not make any change to its regulatory filings, including its Investigational New Drug application, which may have an impact on any Fujifilm Regulatory Responsibility without prior written agreement with Fujifilm (not to be unreasonably withheld or delayed).
5.3.
No Debarment.
5.3.1.
Each Party represents and warrants to the other that neither it nor any of its officers, directors, or its employees performing services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §§335(a) and (b) or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any federal agency or program.
5.3.2.
If during the Term, Fujifilm or any of its officers, directors, or its employees performing services under this Agreement becomes so debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, Fujifilm will promptly notify the Customer. To the extent that Fujifilm itself becomes so debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, the Customer may terminate this Agreement and any relevant SoWs. To the extent a Fujifilm officer, director, employee performing services under this Agreement becomes so debarred, suspended, excluded, sanctioned or otherwise declared ineligible, Fujifilm shall remove the individual from performing services under this Agreement.
6.
Conforming batches AND NON-CONFORMING BATCHES
6.1.
Each cGMP Batch will be determined to be a Conforming Batch or a Non-Conforming Batch.
6.2.
Deviations will be handled in accordance with the Quality Agreement and, for the avoidance of doubt, the Customer acknowledges that the occurrence of a Deviation does not automatically mean that a Batch is a Non-Conforming Batch.
6.3.
In respect of Conforming Batches, Fujifilm will complete Disposition, issue a certificate of analysis and a Certificate of Compliance, and any other documentation required by the QA Documents. The Customer will have the right to inspect the Batches following delivery of the Batch to determine if they are Conforming or Non-Conforming Batches. [***]
6.4.
If a Batch is a Non-Conforming Batch and the cause of that Batch being a Non-Conforming Batch is not a failure by Fujifilm to comply with clause 4.1 then the Customer shall pay the Charges relating to the Non-Conforming Batch in full and the relevant Manufacturing Stage, Disposition and all related and ancillary activities shall be deemed to have been completed under the Scope of Work. Any further work in relation to the Non-Conforming Batch (such as analysis of the Batch) or manufacture of a replacement cGMP Batch shall be carried out at a time and price to be agreed in writing by the parties in a Change.

6.5.
If a Batch is a Non-Conforming Batch and the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 4.1 then Fujifilm shall use Commercially Reasonable Efforts to manufacture a replacement cGMP Batch (“Replacement Batch”) as soon as is reasonably practicable ensuring that the Customer is treated equitably (giving due consideration to patient care and safety) in any asset re-scheduling that may be undertaken to accommodate this. In these circumstances:
6.5.1.
the Customer shall pay for:
(a)
all Charges in respect of the original Non-Conforming Batch in accordance with the SoW (save that any installments of the Charges which are not due until a trigger which occurs after the date that the Non-Conforming Batch is determined to be a Non-Conforming Batch shall become due instead on completion of the relevant trigger in relation to the Replacement Batch, for example, delivery); and
(b)
the Ancillary Charges for the Ancillary Services provided in relation to the Replacement Batch but the Fujifilm Services provided in relation to the Replacement Batch shall be free of charge; and
6.5.2.
the parties shall mutually agree on the new manufacturing schedule for any Batches so affected, provided that Fujifilm uses its Commercially Reasonably Efforts to make available sufficient slots for the manufacture of such Batches as soon as reasonably practicable ensuring that the Customer is treated equitably (giving due consideration to patient care and safety) in any asset re-scheduling that may be undertaken to accommodate this.
6.6.
[***]
6.7.
In respect of any Program in which an Engineering Batch is not executed prior to manufacture of the first cGMP Batch in such Program, if the first cGMP Batch is a Non-Conforming Batch, it will be deemed that the cause of such Batch being a Non-Conforming Batch is not a failure of Fujifilm to comply with clause 4.1 and clause 6.4 shall apply, unless the cause of the cGMP Batch being a Non-Conforming Batch is Fujifilm’s Gross Negligence or Wilful Misconduct, in which case clause 6.5 shall apply.
6.8.
If the Customer requests delivery of a Non-Conforming Batch, the parties shall agree in writing (in a Change) on fair consideration payable for that Non-Conforming Batch. Fujifilm agrees to deliver a Non-Conforming Batch to the Customer on the express condition that it (i) will not be used for human or clinical trials; (ii) will be labeled as “Not for Human Use”; and (iii) is subject to the Customer’s indemnity given under clause 10.8.
6.9.
If the parties cannot agree if a Batch is a Conforming Batch or a Non-Conforming Batch and/or if the cause of a Batch being a Non-Conforming Batch is not agreed by the parties, then this clause 6.9 shall apply:
6.9.1.
the parties will first exhaust the investigation/resolution options set out in the Quality Agreement including reference to the MRB under the Quality Agreement and transparent disclosure of all applicable reports and analysis on which their respect opinion is based;
6.9.2.
if the MRB is unable to resolve this matter then the documentation related to the applicable Batch will be reviewed by an independent cGMP consultant acceptable to both parties (acting reasonably). The result of such independent review will be binding for both parties solely for the purpose of determining whether the Batch is a

Non-Conforming Batch and/or if a Non-Conforming Batch is caused by a failure by Fujifilm to comply with clause 4.1;
6.9.3.
if the independent cGMP consultant finds that the Batch is not a Non-Conforming Batch or that the Non-Conforming Batch was not caused by a failure by Fujifilm to comply with clause 4.1, the Customer will pay Fujifilm for the Batch in question in accordance with clause 6.4 plus the reasonable cost to Fujifilm of the investigation;
6.9.4.
if the independent cGMP consultant finds that the Batch is a Non-Conforming Batch and that the Non-Conforming Batch is caused by a failure by Fujifilm to comply with clause 4.1, the remedial procedure set out in clause 6.5 will be applied; and
6.9.5.
unless otherwise agreed by the parties, the costs associated with the independent cGMP consultant will be paid by the party against whom the independent cGMP consultant finds.
6.10.
In the event that either party becomes aware of information that may require a recall of any Product, such party shall notify the other party in writing within twenty-four (24) hours of becoming aware of such information. If the Customer is required by a Regulatory Authority or voluntarily chooses to initiate a recall, the Customer shall notify Fujifilm. Customer shall control the conduct of any recall (including any determination as to whether a recall is required) and shall implement and coordinate all activities reasonably necessary in connection with such recall, including making all contact with relevant Regulatory Authorities. Fujifilm shall reasonably cooperate with Customer and provide assistance to Customer, as reasonably requested, in conducting such recall in accordance with the protocols and procedures contained in the Quality Agreement.
7.
Delivery, TITLE AND RISK
7.1.
Delivery by Fujifilm to the Customer, or the Customer’s designee, of any material in connection with the Program including any quantity of Product manufactured during the Program, any Process-Specific Equipment and/or Process-Specific Consumables and return of any samples and cell lines supplied by the Customer (“Materials”) will be made Ex Works the Facility (Incoterms 2020) and clauses 7.2 to 7.7 shall apply to such Materials. Fujifilm shall package the relevant Material ready for shipment in accordance with the Customer’s reasonable instructions.
7.2.
Delivery of Materials will be deemed to be complete on the date which Fujifilm makes the Materials available for collection by the Customer (which is the point of delivery as set forth in Ex Works (Incoterms 2020)) following notification, of at least 2 (two) Business Days, by Fujifilm to the Customer that it will make those Materials available for collection (the “Delivery Date”) in accordance with an indicative delivery schedule which shall be agreed by the parties’ Program teams in advance.
7.3.
For the avoidance of doubt, and unless otherwise expressly agreed by the parties in writing, Fujifilm will not make a cGMP Batch available for collection by the Customer until both: (a) Disposition is complete; and (b) the Customer’s quality assurance team has approved such Product for release in a written notice, following conduct of Customer’s final disposition and release activities (including any release testing required); provided that such final disposition and release must be completed by Customer within [***] of Fujifilm first making available to Customer all production instruction and analytical records relating to the manufacture of such Product, together with the results of any testing of such Product (collectively, the “Disposition Documentation”). [***] For the avoidance of doubt, Materials for which a licence is required under clause 11.3 will not be made available for collection by the Customer until a licence has been signed by the parties.
7.4.
If the Customer fails to collect Materials within two (2) Business Days of the Delivery Date, Fujifilm will issue a further notice to the Customer [***]. If the Customer has still not collected the Materials on the date that is [***] Business Days prior to the expiry of the [***], Fujifilm shall be entitled (at its discretion) to continue to store the Materials at the Customer’s risk and expense, or destroy the Materials at the Customer’s risk and expense [***], provided that Fujifilm has issued a further notice to Customer warning that the Materials will be destroyed. Notwithstanding the foregoing, Fujifilm shall be under no obligation to store the Materials if the Customer is in breach of its obligations under clause 8.4.
7.5.
Risk in Material shall pass to the Customer on the Delivery Date; save for risk in (a) Process-Specific-Equipment or Process-Specific Consumables in relation to which risk shall pass as set forth in clause 7.7 and (b) Material for which a licence is required under clause 11.3 in relation to which risk shall pass on the date on which Fujifilm notifies the Customer it would have made the Materials available for collection if a licence had been signed by the parties.
7.6.
Title to the Product shall pass to the Customer on the Delivery Date.
7.7.
Title to, and risk in, the Process-Specific Equipment and/or Process-Specific Consumables purchased by the Customer in accordance with Schedule 1 shall pass to the Customer on the earlier of (a) when Fujifilm has received payment in full (in cash or cleared funds) for such items in accordance with paragraph 3.1 of Schedule 1 or (b) the Delivery Date.
7.8.
From time to time Fujifilm may agree to store Materials (including intermediate Product for future processing) for Customer. If Fujifilm agrees to store Materials the parties will enter into a storage agreement on Fujifilm’s standard terms.
7.9.
Delivery of any materials which the Customer is required to supply to Fujifilm pursuant to the SoW shall be delivered to Fujifilm DDP, the Facility (Incoterms 2020). Risk in those materials remains with the Customer.
8.
Price and Payment
8.1.
Under this Agreement, and the relevant Scope of Work, the Customer appoints Fujifilm to carry out services concerning the research and development, testing, manufacture and Disposition of the Product by Fujifilm under a Program. The Charges relate specifically to those services; and are not in consideration of the supply of any material (including Product) which Fujifilm may produce as a consequence of the performance of those services.
8.2.
The Customer shall pay to Fujifilm for each Program:
8.2.1.
the Batch Fee(s);
8.2.2.
the fees for the Fujifilm Services (other than the Batch Fee(s)) as set out in the relevant Scope of Work; and
8.2.3.
the fees for Ancillary Services in accordance with Schedule 1 (the “Ancillary Charges”),

together the “Charges”.

8.3.
Fujifilm may invoice the Customer for the Charges in respect of each Program in accordance with the terms set out in the Scope of Work and Schedule 1.
8.4.
The Customer shall pay each invoice issued to it by Fujifilm within 30 (thirty) days of the date of invoice, in full and in cleared funds in the currency specified in the SoW by electronic transfer to the financial institution specified in the relevant invoice.
8.5.
The Charges are exclusive of any Tax which may apply and which shall be payable by the Customer to Fujifilm at the rate prescribed by law. For clarity, tax on Fujifilm’s income, personnel, and assets will be the sole responsibility and liability of Fujifilm.
8.6.
If there is a change in the rate of Tax payable or in the Tax treatment of some or all of the services provided by Fujifilm or the Product, e.g. due to a change of law or practice or interpretation of the existing legislation or revised determination of a relevant tax legislation or tax practice, then the Customer agrees that Fujifilm shall be entitled, where Tax is imposed on a supply by Fujifilm under or in connection with this Agreement, to invoice the Customer (in a valid Tax invoice) for a sum equal to the amount of the Tax which becomes due on that supply and any fees and/or interest which is being levied on Fujifilm in relation to the outstanding sums and/or non-payment. The Customer shall pay those invoices in accordance with clause 8.4.
8.7.
The Customer shall:
8.7.1.
be responsible for the collection, remittance and payment of any or all Taxes in respect of third parties which relate to the purchase, importation, exportation, sale or other distribution of any materials delivered to it by Fujifilm in connection with the Program; and
8.7.2.
make all payments under this Agreement without withholding or deduction of, or in respect of, any Tax unless required by law. If withholding tax is deducted then the Customer will provide all documentation required to enable Fujifilm to recover the tax withheld.
8.8.
Without prejudice to any other right or remedy that it may have, if the Customer fails to pay any sum to Fujifilm on the due date for payment:
8.8.1.
the Customer may (to be determined by Fujifilm in its discretion) be charged interest on the overdue amount at the rate of [***]. Such interest shall be payable in respect of the period from the due date until actual payment of the overdue amount (whether before or after judgment) in accordance with clause 8.4. [***]; and
8.8.2.
(except where the Customer has complied with its obligations in clause 8.9 below) Fujifilm may notify the Customer that if it does not pay, Fujifilm will suspend work on the Program, including, without limitation, delivery of Materials, in respect of which payment is overdue, and if payment is not made within 10 (ten) Business Days of such notice, Fujifilm may suspend such work until payment has been made in full.

8.9.
If the Customer disputes the payment of any Charges or a part of them, the Customer shall:
8.9.1.
notify Fujifilm of the disputed amount within [***] of its receipt of the invoice in which such disputed amount is included giving reasonable details of the dispute; and
8.9.2.
pay the amount of Charges not in dispute in accordance with clause 8.4,

and the dispute shall be dealt with under the dispute resolution process set out in clause 17.

8.10.
If the Customer fails to pay any sum which is not the subject of a bona fide dispute under clause 8.9 when the same is due in accordance with clause 8.4 then Fujifilm may elect, at its discretion, to treat such non-payment as a material breach of either the relevant SoWs under clause 15.5.1 or a material breach of this Agreement under clause 15.2.1.
8.11.
A party shall not be entitled to withhold, set off or reduce payment of any amounts payable under this Agreement by any amounts which it claims are owed to it by another party under this Agreement or any other agreement.
9.
FUJIFILM WARRANTIES
9.1.
Fujifilm warrants that:
9.1.1.
Fujifilm is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and
9.1.2.
subject to Customer complying with its payment obligations under clause 8, title to Product will pass to the Customer under this Agreement free and clear of any security interest, lien, or other encumbrance; and
9.1.3.
to Fujifilm’s knowledge, the use by Fujifilm or the Customer of Fujifilm’s Background IP or Fujifilm’s Foreground IP will not infringe, misappropriate, or violate any third party’s Intellectual Property Rights.
10.
Liability
10.1.
Nothing in this Agreement limits or excludes the liability of any party to the other for any liability that is not permitted to be limited or excluded by law, including fraud or fraudulent misrepresentation or liability for death or personal injury caused by its negligence. [***].
10.2.
EXCEPT IN RESPECT OF BREACH BY FUJIFILM OF CLAUSE 13 (CONFIDENTIALITY) OR LIABILITY ARISING UNDER CLAUSE 12.1 (IPR INDEMNITY) AND SUBJECT ALWAYS TO CLAUSES 10.3, 10.8, 10.9, 10.10, and 10.11: FUJIFILM’S TOTAL LIABILITY, WHETHER OR NOT ARISING PURSUANT TO AN INDEMNITY, IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), MISREPRESENTATION, RESTITUTION OR OTHERWISE ARISING UNDER THIS AGREEMENT OR A SCOPE OF WORK OR IN CONNECTION WITH THE PERFORMANCE OR

CONTEMPLATED PERFORMANCE OF THIS AGREEMENT OR A SCOPE OF WORK SHALL IN ALL CIRCUMSTANCES BE LIMITED AS FOLLOWS:
10.2.1.
TO THE EXTENT THERE HAS BEEN NO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY FUJFILM:
(a)
IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER OR IN CONNECTION WITH A NON-MANUFACTURING STAGE, FUJIFILM’S TOTAL LIABILITY SHALL BE LIMITED TO [***]; AND
(b)
IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER OR IN CONNECTION WITH A MANUFACTURING STAGE (INCLUDING LIABLITY RELATING TO THE MANUFACTURE OF, OR FAILURE TO MANUFACTURE, A BATCH), FUJIFILM’S TOTAL LIABILITY TO CUSTOMER SHALL BE LIMITED TO [***]; OR
10.2.2.
TO THE EXTENT THERE HAS BEEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY FUJFILM:
(a)
IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER OR IN CONNECTION WITH A NON-MANUFACTURING STAGE, FUJIFILM’S TOTAL LIABILITY TO CUSTOMER SHALL BE LIMITED TO [***]; AND
(b)
IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER OR IN CONNECTION WITH A MANUFACTURING STAGE, (INCLUDING LIABLITY RELATING TO THE MANUFACTURE OF, OR FAILURE TO MANUFACTURE, A BATCH), FUJIFILM’S TOTAL LIABILITY TO CUSTOMER SHALL BE LIMITED TO [***]; AND
10.2.3.
IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER ANY SCOPE OF WORK, FUJIFILM’S TOTAL LIABILITY TO CUSTOMER SHALL BE LIMITED IN AGGREGATE PER CALENDAR YEAR TO [***]; AND
10.2.4.
IN RESPECT OF ANY OTHER LIABILITY RELATING TO THIS AGREEMENT FALLING OUTSIDE THE SCOPE OF CLAUSES 10.2.1 AND 10.2.2, FUJIFILM’S TOTAL LIABILITY TO CUSTOMER SHALL BE LIMITED PER CALENDAR YEAR TO [***].
10.3.
[***]UNDER NO CIRCUMSTANCES SHALL FUJIFILM BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR: LOSS OF PROFIT; LOSS OF BUSINESS; DEPLETION OF GOODWILL; LOSS OF ANTICIPATED SAVINGS; LOSS OR CORRUPTION OF DATA OR INFORMATION; OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PURE ECONOMIC LOSS, COSTS, DAMAGES, CHARGES OR EXPENSES.
10.4.
[***].
10.5.
Liability for Product and Drug Product: the Customer shall Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of or resulting from the use or resale of the Product or the Drug Product or any other deliverable arising out of the Program except to the extent those Liabilities have arisen pursuant to the Gross Negligence or Willful Misconduct of Fujifilm in which case Fujifilm shall bear such Liabilities up to the amounts for which Fujifilm is liable to the Customer under clause 10.2.2 and the Customer’s Indemnity of Fujifilm under this clause 10.5 shall apply to any Liabilities arising thereafter.

10.6.
Liability for the Process: the Customer shall Indemnify Fujifilm from and against all Liabilities arising from third party claims incurred by Fujifilm or its Affiliates arising out of or resulting from the use or operation of the Process (or any part of the Process) [***], except to the extent that Fujifilm is liable under clause 12.1.
10.7.
Liability for Fujifilm Services: Fujifilm shall Indemnify Customer from and against [***] up to the amounts for which Fujifilm is liable to the Customer under clause 10.2.2.
10.8.
Liability for Non-Conforming Batches:
10.8.1.
THE PROVISIONS OF CLAUSE 6 SHALL APPLY TO NON-CONFORMING BATCHES AND FUJIFILM SHALL HAVE NO LIABILITY IN RESPECT OF NON-CONFORMING BATCHES EXCEPT TO COMPLY WITH CLAUSE 6.
10.8.2.
FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF NON-CONFORMING BATCHES OR THE USE BY THE CUSTOMER OF NON-CONFORMING BATCHES.
10.8.3.
If the Non-Conforming Batch is delivered to the Customer pursuant to clause 6 at the Customer’s request, the Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of or resulting from the use of that Non-Conforming Batch after delivery to the Customer.
10.8.4.
The Customer uses any material produced in a Non-Conforming Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials.
10.9.
Liability for Demonstration and Engineering Batches
10.9.1.
FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY THE CUSTOMER OF AN ENGINEERING BATCH OR DEMONSTRATION BATCH.
10.9.2.
FUJIFILM SHALL HAVE NO LIABILITY TO THE CUSTOMER IN CONNECTION WITH DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY THE CUSTOMER OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES.
10.9.3.
The Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of or resulting from the use of the Demonstration Batches or Engineering Batches.
10.9.4.
The Customer uses any material produced in a Demonstration Batch or Engineering Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials. Customer expressly agrees that Product produced pursuant to a Demonstration Batch or an Engineering Batch is not suitable, and will not be used, for human consumption or use or in clinic trials.

10.10.
FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER IN RESPECT OF ANY ADVICE OR ASSISTANCE GIVEN BY FUJIFILM IN CONNECTION WITH THE USE OF THE PRODUCT IN OR AS A DRUG PRODUCT (INCLUDING ADVICE OR ASSISTANCE RELATED TO ANY REGULATORY APPROVAL).
10.11.
ALL WARRANTIES, CONDITIONS AND OTHER TERMS, EXPRESS (OTHER THAN THOSE SET OUT IN THIS AGREEMENT) OR IMPLIED, STATUTORY, CUSTOMARY OR OTHERWISE WHICH BUT FOR THIS CLAUSE 10 WOULD OR MIGHT SUBSIST IN FAVOR OF THE CUSTOMER, ARE (TO THE FULLEST EXTENT PERMITTED BY LAW) EXCLUDED FROM THIS AGREEMENT INCLUDING, IN PARTICULAR, ANY IMPLIED WARRANTIES RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NON-INFRINGEMENT.
10.12.
No claim for Liabilities incurred pursuant to the Quality Agreement may be made under the Quality Agreement by any party. Accordingly, performance of the Quality Agreement shall be deemed to be performance under the SoW to which the Quality Agreement relates and as such any breach of the Quality Agreement shall be deemed to be a breach of the relevant SoW and all Liabilities shall be construed and limited in accordance with this clause 10.
10.13.
If the parties enter into a Scope of Work for stability or analytical services subject to this Agreement, the parties agree that such services shall be incidental and it is therefore reasonable that such Scope of Work may contain lower limits on Fujifilm’s Liability than are contained in this Agreement, in which case such limitation as set out in such Scope of Work shall apply to such Scope of Work.
10.14.
Each party agrees to take all reasonable steps to mitigate any Liabilities that it may seek to claim from the other under or in connection with this Agreement including pursuant to any Indemnity.
10.15.
If a party is entitled to benefit from an indemnity (the “Indemnified Party”) from another party (the “Indemnifying Party”) in accordance with this Agreement (an “Indemnity Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the Indemnity Claim (providing all necessary details) and the Indemnifying Party shall at its own expense conduct all negotiations and any litigation arising in connection with the Indemnity Claim provided always that:
10.15.1.
the Indemnifying Party shall consult the Indemnified Party on all substantive issues which arise during the conduct of such litigation and negotiations and shall take due and proper account of the interests of the Indemnified Party;
10.15.2.
the Indemnifying Party shall not settle or compromise the Indemnity Claim without the Indemnified Party's prior written consent (not to be unreasonably withheld or delayed) and shall ensure that any settlement or compromise does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party;
10.15.3.
the Indemnified Party shall not make any admissions or admit liability in relation to the Indemnity Claim or otherwise settle any Indemnity Claim without the written agreement of the Indemnifying Party; and
10.15.4.
the Indemnified Party shall fully cooperate and assist the Indemnifying Party, at the Indemnifying Party’s cost and expense, in relation to the Indemnity Claim (without limiting the extent of the Indemnity).

10.16.
Each party shall maintain adequate insurance (which may be through self-insurance) to enable it to satisfy its Liabilities under this Agreement as they arise.
11.
Intellectual Property
11.1.
Subject to clause 11.2 no party shall acquire any right, title or interest in another party’s Background IP.
11.2.
The Customer grants to Fujifilm a royalty-free, worldwide licence to use Customer’s Background IP for the exclusive purpose of performance of the Program. Customer warrants that, to its knowledge, the use by Fujifilm (or its Authorized Third Parties) of Customer’s Background IP in accordance with this clause 11.2 shall not infringe any third party’s Intellectual Property Rights.
11.3.
Fujifilm shall not be obliged to deliver any materials (including any cell bank or cell paste) comprising [***] unless and until a licence is granted in writing on terms to be agreed under the relevant Background IP. Fujifilm shall be entitled to charge the Customer for storage of any such materials which would have been delivered under clause 7.2 if a licence had been granted under this clause 11.3 until the time that such licence is granted. Customer acknowledges that storage may be at a third party storage facility unless Fujifilm and Customer have agreed in writing otherwise.
11.4.
All title to and all rights and interest in any Customer Foreground IP shall vest in Customer. Fujifilm hereby assigns to the Customer all title to and all rights and interest it owns in any Customer Foreground IP.
11.5.
All title to and all rights and interest in any Fujifilm Foreground IP shall vest in Fujifilm. The Customer hereby assigns to Fujifilm all title to and all rights and interest it owns in any Fujifilm Foreground IP.
11.6.
If requested to do so by another party, each party shall at the expense of the requesting party execute all documents and do all such further acts as the requesting party may reasonably require to perfect the assignment under clause 11.4 or 11.5.
11.7.
Fujifilm grants to Customer a royalty free, non exclusive, worldwide licence to use the Fujifilm Foreground IPR for the exclusive purpose of manufacturing the Product.
12.
Intellectual Property Indemnity
12.1.
Fujifilm shall fully Indemnify the Customer from and against all Liabilities incurred by the Customer or its Affiliates arising out of any third party claim that Fujifilm’s use of Fujifilm’s Background IP or Foreground IP in performing the Program infringes such third party’s Intellectual Property Rights.
12.2.
The Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of any third party claim that:
12.2.1.
Fujifilm’s use of (i) materials provided by the Customer to Fujifilm or (ii) Customer’s Intellectual Property Rights, in accordance with this Agreement; or
12.2.2.
(excluding Liabilities in relation to which Fujifilm Indemnifies the Customer pursuant to clause 12.1) the development or manufacture of the Product and/or any other deliverables which are an output of the Program or the use of the Process in accordance with this Agreement,

infringes such third party’s Intellectual Property Rights.

12.3.
If a third party claim is made in accordance with clause 12.1 or 12.2 then the Indemnified Party may require the Indemnifying Party to prove that it has adequate financial means to pay out under the indemnity provisions provided for in those clauses (for example by way of set aside capital or insurance). If the Indemnifying Party cannot so prove it has the financial standing to meet its obligations with respect to the Indemnities under the applicable clause then the Indemnified Party has the option to terminate this Agreement on written notice. If Fujifilm exercises its option to terminate under this clause 12.3 then (without prejudice to the survival of the relevant Indemnity obligations) such termination shall be treated as a termination under clause 15.3.2.
13.
Confidentiality
13.1.
Each party (the “Receiving Party”) agrees with the other (the “Disclosing Party”):
13.1.1.
to keep the Disclosing Party’s Confidential Information confidential;
13.1.2.
not to access or use the Disclosing Party’s Confidential Information save for the purposes of:
(a)
complying with its obligations under this Agreement and each SoW;
(b)
complying with, or exercising its rights under, any confidentiality disclosure agreement then in force between the parties; or
(c)
undertaking activity by and between the parties to enable the parties to explore a new business opportunity involving the Customer and one or more of the other parties (“New Opportunity”);
13.1.3.
not to disclose the Disclosing Party’s Confidential Information to a third party other than to the Receiving Party’s:
(a)
Affiliates;
(b)
officers and employees and those of its Affiliates that need to know the Confidential Information for the purpose of performing its obligations under this Agreement, a SoW or in relation to a New Opportunity;
(c)
contractors and sub-contractors, professional advisers, consultants and agents and those of its Affiliates who are engaged to advise that party in connection with the Program or this Agreement or in relation to a New Opportunity; and
(d)
any other person to whom the Disclosing Party agrees in writing that Confidential Information may be disclosed in connection with the Program,

the “Authorized Third Parties”.

13.2.
The parties acknowledge and agree that the Disclosing Party Authorized Third Parties may disclose its Confidential Information directly to the Receiving Party or its Authorized Third Parties and that such disclosure shall be governed by this clause 13. The Receiving Party shall procure that each of the Authorized Third Parties keeps the Disclosing Party’s Confidential Information confidential in accordance with this clause 13 and shall remain primarily liable to the Disclosing Party for any act or omission of any of the Authorized Third Parties.
13.3.
The Receiving Party shall within 30 (thirty) days of receipt of the Disclosing Party’s written request (including after termination of this Agreement and any SoW):
13.3.1.
deliver up to the Disclosing Party all items and copies of all or any Confidential Information of the Disclosing Party;
13.3.2.
expunge and/or make irretrievable all Confidential Information of the Disclosing Party from any computer or other similar device in which it is stored and, if further requested, certify in writing signed by an authorized representative that it has done the same (provided that this clause 13.3.2 shall not apply to automatically archived electronic files or electronic back-ups made in the ordinary course of business, on secured central servers, which cannot reasonably be deleted and such electronic files shall be retained subject to the obligations of confidence set out in this clause 13); and
13.3.3.
destroy all hard copies of notes, analyses or memoranda containing the Disclosing Party’s Confidential Information (and, if further requested, certify in writing signed by an authorized representative that it has done the same)

provided that the Receiving Party shall be entitled to retain copies of the Confidential Information to enable it to monitor its obligations under this Agreement or which is required to be maintained by Applicable Laws or a Regulatory Authority subject always to the obligations of confidence under this Agreement.

13.4.
Confidential Information shall not include information which:
13.4.1.
is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Receiving Party or its Authorized Third Parties in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);
13.4.2.
was available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party;
13.4.3.
was, is, or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not under any confidentiality obligation in respect of that information;
13.4.4.
was lawfully in the possession of the Receiving Party before the information was disclosed by the Disclosing Party;
13.4.5.
is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party; or
13.4.6.
the Disclosing Party and the Receiving Party agree in writing is not confidential.

13.5.
Receiving Party may disclose Confidential Information of Disclosing Party when necessarily required pursuant to a statutory or regulatory obligation, but then only to the extent of such required disclosure and save that the Receiving Party shall, to the extent it is lawful to do so, give prompt notice to the Disclosing Party of any such potential disclosure and allow the Disclosing Party a reasonable opportunity to limit such disclosure.
13.6.
Customer may use and disclose Confidential Information of Fujifilm solely to the extent necessary in communications with existing or prospective Customer’s investors, sub-licensees or commercial partners provided that: [***].
14.
Change
14.1.
If a party wishes to change (“Change”) any aspect of this Agreement or any Scope of Work (including if additional or different work is requested or required such as the production of a different number of Batches or if such work is required to be carried out at a different time or if actual circumstances differ from the assumptions set out in the Scope of Work (including if such assumptions cannot be met at all or in a timely fashion)) then Fujifilm shall draft a Change document using its standard format for that Change and the Change shall not be effective until the applicable Change document is signed by each party. Fujifilm will use Commercially Reasonable Efforts to prepare a draft Change [***] following agreement with the Customer on the need for a Change.
14.2.
If the parties are unable to agree the terms of a Change and the dispute resolution process set out in clause 17 has been unsuccessfully exhausted Fujifilm may terminate the relevant SoW(s) and such termination shall be deemed to be for the Customer’s convenience and clause 15.3 shall apply.
14.3.
Without prejudice to clause 15.4, if there is a change to Applicable Law that comes into effect after the Effective Date that adversely affects, or is reasonably likely to adversely affect, production of Product by the Process when conducted in accordance with Fujifilm’s standard operating procedures or methods, and within the declared constraints of the Facility, then the parties will enter into a mutually agreed upon Change to accommodate that change of Applicable Law; the cost of which shall be allocated as follows:
14.3.1.
If the change to Applicable Law specifically relates to the Product or Process, then Customer will be liable for the costs of the Change; and
14.3.2.
if the change to Applicable Law specifically relates to the Facility as it is operated by Fujifilm across its customer base or the general manufacturing activities carried out by Fujifilm at the Facility, then Fujifilm will be liable for the costs of the Change; and
14.3.3.
if the change to Applicable Law does not fall within either of clauses 14.3.1 or 14.3.2, the parties will negotiate in good faith and agree on how those costs will be borne.

15.
DELAY, Cancellation, Termination AND CONSEQUENCES
15.1.
Delay:
15.1.1.
If the Customer either causes or requests a delay to any Stage; Stages; or the Program as a whole and that delay prevents, or will prevent, Fujifilm from performing a Manufacturing Stage or the Program as a whole in accordance with the Program Plan (a “Delay”) and the parties cannot agree to a Change to accommodate that Delay:
(a)
then either the Batch Cancellation Fee(s) or the Program Cancellation Fee (as applicable) shall be payable; and
(b)
the Batch Cancellation Fee or Program Cancellation Fee (as applicable) shall be calculated by reference to the date on which notice was given by the Customer in relation to the Delay if such notice is given, or the date on which the Delay becomes apparent to Fujifilm.
15.1.2.
Notwithstanding anything to the contrary in this Agreement or the applicable Scope of Work, in the event that, despite Fujifilm having exercised Commercially Reasonable Efforts to procure all necessary Consumables, such Consumables are not available in the quantities or at the time as may be required to manufacture a Batch for Customer pursuant to Fujifilm’s current asset plan, Fujifilm’s obligation to manufacture and deliver such Batch, and Customer’s obligation to take delivery and pay for such Batch, shall in each case be delayed until such time as sufficient Consumables are available for the manufacture of such Batch (“Consumables Delay”). The Customer agrees that:
(a)
it will use reasonable efforts to assist Fujifilm to procure Consumables that are subject to a Consumables Delay (which may include agreeing to allow Fujifilm to procure those Consumables from an alternative supplier); and
(b)
if it requires Fujifilm to take specified action to mitigate a potential Consumables Delay and this action of itself causes a Delay then clause 15.1.1 will apply; and
(c)
Consumables which Customer agrees to provide to Fujifilm under a SoW are excluded from the definition of Consumables Delay and will be subject to clause 15.1.1.
15.1.3.
The parties’ Program teams shall mutually agree on the new manufacturing schedule for any Batches affected by a Consumables Delay, provided that Fujifilm shall use its Commercially Reasonably Efforts to make available sufficient slots for the manufacture of such Batches as soon as reasonably possible ensuring that the Customer is treated equitably (giving due consideration to patient care and safety)in any asset re-scheduling that may be undertaken to accommodate this.

15.2.
Termination of this Agreement as a whole
15.2.1.
Fujifilm collectively or the Customer shall be entitled to terminate this Agreement (and all Scope of Works made under it) immediately upon giving notice to the other if:
(a)
the other party commits a material breach of clauses 8.4, 11, 13, 20 and such breach:
(i)
is not capable of remedy cure (a breach shall be considered capable of cure if the party in breach can comply with the provision in question in all respects other than as to time of performance); or
(ii)
is capable of cure, and the breaching party fails to commence and diligently pursue a remedy of the breach as soon as reasonably possible [***]such cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 17;
(b)
the other party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;
(c)
the other party is reasonably determined by the terminating party to be in material breach of 2 (two) or more contracts it has entered into with the terminating party (including any Scope of Works); or
(d)
the other party or the person controlling the other party has a change in control and the new controlling entity is reasonably considered by the party giving notice either to be its direct competitor or not to have reasonable financial creditworthiness.
15.3.
Termination by the Customer for Convenience
15.3.1.
The Customer may cancel one or more Non-Manufacturing Stages for convenience by giving written notice to Fujifilm in which case:
(a)
the Non-Manufacturing Stage(s) shall terminate but in all other respects the SoW shall continue in full force;
(b)
the Customer shall pay Fujifilm the Charges that are due for the Fujifilm Services that have been performed and [***] of the Charges for the Fujifilm Services that have not yet been performed under the relevant Non-Manufacturing Stage(s) [***] plus: (i) any Ancillary Charges owed in respect of Ancillary Services that have been performed, and (ii) such portion of any Ancillary Charges that relate to any element of an unperformed Ancillary Service for which Fujifilm has already incurred or has committed to later incur under a non-cancellable order, unrecoverable costs and expenses; and

in the event Customer terminates this Agreement or the Program where there are only Non-Manufacturing Stages contracted, the relevant SoW(s) shall terminate and this clause 15.3.1 shall apply when determining cancellation fees.

15.3.2.
The Customer may cancel one or more Manufacturing Stage for convenience by giving written notice to Fujifilm in which case:
(a)
the cancelled Manufacturing Stage(s) shall terminate but in all other respects the SoW shall continue in full force;
(b)
the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed, the relevant Batch Cancellation Fee plus: (i) any Ancillary Charges owed in respect of Ancillary Services that have been performed, and (ii) such portion of any Ancillary Charges that relate to any element of an unperformed Ancillary Service for which Fujifilm has already incurred or has committed to later incur under a non-cancellable order, unrecoverable costs and expenses.
15.3.3.
The Customer may cancel a Program which includes Manufacturing Stages for convenience by giving written notice to Fujifilm in which case:
(a)
the SoW(s) in respect of that Program shall terminate;
(b)
the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed, the Program Cancellation Fee plus: (i) any Ancillary Charges owed in respect of Ancillary Services that have been performed, and (ii) such portion of any Ancillary Charges that relate to any element of an unperformed Ancillary Service for which Fujifilm has already incurred or has committed to later incur under a non-cancellable order, unrecoverable costs and expenses.
15.3.4.
If a critical Stage, or more than one Stage, under a Program which includes Manufacturing Stages is cancelled and that has the effect of cancelling that Program as a whole (as determined by Fujifilm acting reasonably) then clause 15.3.3 shall apply instead of clauses 15.3.1 and/or 15.3.2.
15.4.
Termination of a Program Due to Technical Issues.
15.4.1.
With respect to a Program, Fujifilm may terminate a Program at any time up to commencement of the Manufacturing Stages for such program by giving written notice to the Customer if Fujifilm reasonably believes that it will be unable to carry out and complete such Program in accordance with the Scope of Work(s) due to discovery of a factor (other than a breach by Fujifilm of clause 4.1) which:
(a)
materially adversely affects the development of the Process; or

(b)
materially adversely affects, or is likely to materially adversely affect, production of Product in the Facility when conducted in accordance with Fujifilm’s standard operating procedures or methods; or
(c)
is likely to have a material adverse effect on a customer’s Product licence (being the licence authorizing marketing of a medicinal product granted by a Regulatory Authority (also known as a “Marketing Authorisation” in Europe)) or Manufacturing Licence (being the licence to manufacture biotechnology-derived Drug Substances issued to Fujifilm by the applicable Regulatory Authority) as a result of the Product being introduced into the Facility and that customer was a customer of Fujifilm prior to the Program commencement, provided that, in each case, the factor was not known and could not reasonably have been known at the commencement of the applicable Program and provided further that Fujifilm has used Commercially Reasonable Efforts in its attempts to address the factor prior to such termination.

15.4.2.
If Fujifilm terminates a Program under clause 15.4.1 then the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed and [***] of the Program Cancellation Fee plus: (i) any Ancillary Charges owed in respect of Ancillary Services that have been performed, and (ii) such portion of any Ancillary Charges that relate to any element of an unperformed Ancillary Service for which Fujifilm has already incurred or has committed to later incur under a non-cancellable order, unrecoverable costs and expenses.
15.5.
Termination of a Scope of Work for Breach
15.5.1.
If any party commits a material breach of a Scope of Work, the non-breaching party may give written notice to the other party, specifying the nature of the material breach and, if the breaching party [***]that the cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 17), then the non-breaching party shall have the right, in its sole discretion, to immediately terminate that Scope of Work.
15.5.2.
If Fujifilm terminates a Scope of Work under this clause 15.5 or all Scopes of Work under clause 15.2 then, without prejudice to Fujifilm’s other rights and remedies, the Program Cancellation Fee shall be payable by the Customer to Fujifilm plus: (i) any Ancillary Charges owed in respect of Ancillary Services that have been performed, and (ii) such portion of any Ancillary Charges that relate to any element of an unperformed Ancillary Service for which Fujifilm has already incurred or has committed to later incur under a non-cancellable order, unrecoverable costs and expenses.

15.6.
If a party exercises any of its rights of termination in respect of only one or more SoWs then:
15.6.1.
this Agreement shall terminate in respect of those SoWs and the provisions of this Agreement relating to termination of this Agreement shall apply in relation to those SoWs; and
15.6.2.
in all other respects this Agreement shall continue in full force and those SoWs in respect of which the party has terminated this Agreement will be deemed to be removed from the definition of the SoWs.
15.7.
Additional Consequences of Termination
15.7.1.
The termination of this Agreement or any Scope of Work shall be without prejudice to the rights and remedies of any party which may have accrued up to the date of termination.
15.7.2.
On termination of this Agreement or any SoW (as applicable) for any reason whatsoever:
(a)
save as set out in clause 11 the relationship of the parties shall cease and any rights or licenses granted under or pursuant to this Agreement shall cease to have effect save as (and to the extent) expressly provided for in this clause 15;
(b)
the provisions of the following clauses together with any provision which expressly or by implication is intended to come into or remain in force on or after termination shall continue in full force and effect clauses 1, 8, 10, 11, 12, 13, 15, 17, 19, and 24; and
(c)
the Customer shall immediately pay to Fujifilm all of Fujifilm’s outstanding unpaid invoices and interest and, in respect of Fujifilm Services and Ancillary Services supplied but for which no invoice has been submitted, Fujifilm may submit an invoice, which shall be payable within 30 (thirty) days of receipt.
16.
Force Majeure
16.1.
Subject to clause 16.2, no party shall be liable to the other(s) in respect of, and neither party will be entitled to any remedy from any party affected by the Force Majeure Event for, any delay or non-performance of such affected party’s obligations under any Scope of Work (except for the payment of money) arising from a Force Majeure Event.
16.2.
If a party is delayed or prevented from performing its obligations due to a Force Majeure Event such party shall:
16.2.1.
give notice of such delay or prevention due to the Force Majeure Event to the non-affected parties as soon as reasonably practical stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;
16.2.2.
use reasonable endeavors to mitigate the effects of such Force Majeure Event, provided that such party shall not be required to procure materials or services at unreasonable prices or under unreasonable terms; and
16.2.3.
resume performance of its obligations as soon as reasonably practicable.

16.3.
If the delay or prevention caused by the Force Majeure Event in question continues for more than [***] any party to the affected Scope of Work may give notice in writing to the other(s) to terminate that Scope of Work. The notice to terminate must specify the termination date, which must not be less than 5 (five) Business Days after the date on which the notice is given, and once such notice has been validly given, that Scope of Work will terminate on that termination date.
17.
Dispute Resolution
17.1.
Quality Disputes: If there is a dispute in relation to or in connection with the QA Documents, such dispute shall be dealt with in accordance with the procedures set out in the Quality Agreement.
17.2.
Business Escalation:
17.2.1.
In respect of any dispute concerning this Agreement (other than a dispute in connection with the QA Documents) the parties shall seek to resolve the matter as follows:
(a)
by referral in writing summarizing the nature of the dispute by a party in the first instance to the decision of each party’s Program Manager;
(b)
if the dispute is not resolved within 10 (ten) Business Days of its referral to the Program Managers it shall be referred to the decision of Fujifilm’s Chief Business Officer and the Customer’s Chief Operating Officer; and
(c)
if the dispute is not resolved within 10 (ten) Business Days of its referral to Fujifilm’s Chief Business Officer and the Customer’s Chief Operating Officer it shall be referred to the decision of each party’s President or Chief Executive Officer (as applicable/appropriate).
17.3.
Arbitration:
17.3.1.
Except as otherwise set forth in this Agreement, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof (including all issues or disputes regarding the existence, validity, scope or applicability of this agreement to arbitrate, the arbitrability of any claims, and the proper parties to the arbitration) shall be determined either:
(a)
in the case of disputes involving FDBU and/or FDBT, by confidential arbitration in New York, New York and the arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures; or
(b)
in the case of disputes involving FDBK only, by confidential arbitration in London under JAMS International Arbitration Rules; or
(c)
in the case of disputes involving FDBK and FDBU and/or FDBT, by confidential arbitration in New York under JAMS International Arbitration Rules,

in each case before three arbitrators. Judgment on the Award may be entered in any court having jurisdiction.

17.3.2.
The arbitration shall be conducted and the award shall be rendered in the English language. The arbitrators will have no authority to award any damages prohibited by this Agreement or any remedy that could not have been awarded by a Court having jurisdiction. The arbitrators’ decisions and awards shall be provided in writing and shall include the basis on which they are made. The award rendered by the arbitrators shall be final, non-appealable and binding on the parties. Judgment on the award may be entered in any court having jurisdiction. In addition, each party hereby submits to the non-exclusive jurisdiction of the courts located in New York, USA or London, England (as applicable an as determined in accordance with clause 17.3.1 above) for purposes of determining the arbitrability of any dispute, causing such party to appear for and participate in such arbitration, and enforcing any award granted by the arbitrators, and each party hereby submits to such jurisdiction.
17.4.
General: Notwithstanding the provisions of this clause 17 any party may commence or take proceedings or seek remedies before the courts or any other competent authority for interim, interlocutory or injunctive remedies in relation to this Agreement.
18.
Audit & RECORDS
18.1.
Quality Audit:
18.1.1.
The Customer may carry out quality audits at the times, and in accordance with the terms, set out in the Quality Agreement provided that access by the Customer and/or its representatives to records, information and systems shall be on a supervised basis, subject to the Customer complying with the security and confidentiality requirements of Fujifilm to protect information which relates to anything other than the Programs and shall be limited to a [***].
18.1.2.
Audit access shall not be extended to Fujifilm’s confidential records, including details of financial transactions and contracts with third parties that relate to this Agreement.
18.1.3.
If Fujifilm is in material breach of clause 4.1.3 of this Agreement or if the Customer reasonably believes that Fujifilm is in material breach of clause 4.1.3 of this Agreement, the Customer may upon giving reasonable written notice to Fujifilm carry out an audit on the same basis as in clauses 18.1.1 and 18.1.2.
18.1.4.
Additional audits (other than those carried out pursuant to clauses 18.1.1and 18.1.3) may be carried out on the same basis as in clauses 18.1.1 and 18.1.2 subject to (i) payment of Fujifilm’s costs and expenses and the agreement of a commercial rate; and (ii) the Customer ensuring such audit will not delay or disrupt Fujifilm’s operations at the Facility.
18.1.5.
Subject to any restrictions in the relevant SoW and subject always to clause 13, during a Program, upon Customer’s reasonable request from time to time, [***]
18.2.
Financial evidence and assistance:
18.2.1.
Together with each invoice issued by Fujifilm to the Customer hereunder, Fujifilm shall provide reasonably detailed documentation to validate the amounts included on each invoice which are subject to the true-up mechanism contemplated in Schedule 1. The Customer may request reasonable additional validating information provided that (i) the Customer shall not request evidence validating a given amount more than once, save where Fujifilm has been unresponsive to the Customer’s original request (ii) it is acknowledged that Fujifilm may not provide copies of vendor invoices because Fujifilm may be prevented from doing so by law (including by vendor confidentiality obligations) and/or those invoices may not accurately represent the amounts invoiced to the Customer because of Fujifilm’s use of SAP weighted average "actual cost".
18.2.2.
Fujifilm will provide reasonable support to the Customer in the event that the Customer is audited by a third party and requires information to demonstrate proper payment of Fujifilm invoices under a SoW.
18.3.
Fujifilm will generate and maintain complete and accurate records (including, files, certificates, and authorizations) and samples as set out in the Quality Agreement.
19.
Notices
19.1.
Subject to clause 19.2 the parties may communicate with each other in any way that is normal in the course of their business.
19.2.
Any notice given under clauses 3, 8, 10, 12, 13, 15, 16, 17, 18, 19.2, 20, 21 or 22 shall only be effective if it is in writing, sent to a party’s identified individual at the below address or email address (or such other address, email address or individual as that party may notify the other in accordance with this clause 19) and is given in accordance with clauses 19.3 to 19.5 below.

19.3.
Notices shall be sent as follows:
(a)
If to Fujifilm:

Chief Executive Officer

FUJIFILM Diosynth Biotechnologies

Belasis Avenue

Billingham, TS23 1LH

England

[***]

With a copy to:

General Counsel

FUJIFILM Diosynth Biotechnologies

Belasis Avenue

Billingham, TS23 1LH

England

[***]

(b)
If to Customer:

Chief Financial and Administrative Officer

Dave Lowrance

1717 Langhorne Newton Rd, Suite 300

Langhorne, Pennsylvania 19047

Email: [***]

With a copy to:

Sr. VP Legal Affairs

Kate McCabe

1717 Langhorne Newton Rd, Suite 300

Langhorne, Pennsylvania 19047

Email: [***]

19.4.
Notice may be given by hand or sent by email, recorded delivery, registered post or airmail and will be deemed to have been duly served:
19.4.1.
if delivered by hand, at the time and date of delivery;
19.4.2.
if sent by email, at the time and date of sending;
19.4.3.
if sent by recorded delivery or registered post, 48 (forty-eight) hours from the date of posting (such date as evidenced by postal receipt); and
19.4.4.
if sent by registered airmail, five days from the date of posting,

provided that, (a) where in the case of delivery by hand or transmission by email, such delivery or transmission occurs either after 4.00pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00am on the next Business Day and (b) all notices delivered by hand, recorded delivery/registered post or registered airmail must also be sent via email.

19.5.
In proving service of a notice it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that no failed delivery message was received, as the case may be.
20.
Export/IMPORT Controls AND SANCTIONS COMPLIANCE
20.1.
The Customer shall at all times during the Term of this Agreement comply with applicable Sanctions or Export/Import Laws and ensure that it has in place appropriate controls and safeguards to prevent any action being taken by it that would amount to or result in a violation of or non-compliance with any Sanctions or Export/Import Laws.
20.2.
The Customer shall provide all information that Fujifilm may reasonably require from time to time in order for Fujifilm to assess and/or manage its compliance with Sanctions and Export/Import Laws (including provision of end-user statements or applicable Authorizations and notifying Fujifilm of any restrictions or export compliance obligations prior to providing Fujifilm access to controlled information/technology).
20.3.
The Customer will not directly or indirectly use, sell, dispose of, (re)export, transship or otherwise transfer any Product, software, technology or Confidential Information: (i) unlawfully to any country in respect of which a Sanctions Authority maintains Sanctions or a Sanctioned Person; (ii) in a manner that would expose Fujifilm to the risk of negative consequences under Sanctions; or (ii) in violation of Export/Import Laws.
20.4.
If any Authorization is required so that the performance of a Program does not contravene any Sanctions or Export/Import Laws, the Customer will at its own cost and expense obtain that Authorization and Fujifilm shall provide any commercially reasonable assistance (including reasonable information) that the Customer may require for the purposes of obtaining that Authorization. The Customer’s rights and Fujifilm’s obligations under this Agreement or any SoW in relation to that Program shall immediately be suspended if any required Authorization is not obtained. In the event that the Customer’s rights and Fujifilm’s obligations are suspended for more than thirty (30) calendar days, a Program may be terminated immediately by Fujifilm giving written notice to the Customer. If Fujifilm terminates a Program under this clause 20.4 then the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed during that Program and [***] of the Program Cancellation Fee plus: (i) any Ancillary Charges owed in respect of Ancillary Services that have been performed, and (ii) such portion of any Ancillary Charges that relate to any element of an unperformed Ancillary Service for which Fujifilm has already incurred or has committed to later incur under a non-cancelable order, unrecoverable costs and expenses.
20.5.
The Customer shall Indemnify Fujifilm against any and all Liabilities which Fujifilm incurs as a result of the Customer’s non-compliance with the terms of this clause 20.

20.6.
In this clause 20 the following terms have the following meanings:

“Authorization”	all consents, licences, authorisations, approvals, permissions, registrations, certificates and clearances and any precondition in any relevant jurisdiction;
“Export/Import Laws”

(a) any laws of the United States of America, the United Kingdom, the European Union or of any of its Member States or Japan that relate to the control of (re)export, transfer or import of Products, software or technology and technical data; or (b) any other (re)export, transfer or import controls or restrictions imposed or adopted by any government, state or regulatory authority in a country in which obligations under this Agreement are to be performed;

“Sanctions”

any economic, financial, trade or other sanction, embargo, import or export ban, prohibition on transfer of funds or assets or on performing services or equivalent measure imposed by any Sanctions Authority or by the laws of any state or any union of states from time to time;

“Sanctions Authority”

means (a) the Security Council of the United Nations, (b) the Organization for Security and Co-operation in Europe (c) the United Kingdom, (d) the European Union, (e) any Member State of the European Union, (f) the United States of America, (g) Japan (h) the governments and official institutions or agencies of any of paragraphs (a) to (h) above and (i) any other regulatory body imposing or enforcing sanctions legislation in any country or territory from which or into which the Customer is exporting or importing; and

“Sanctioned Person”

any person who appears on or is owned, operated or controlled by any person who appears on any list issued or maintained by any Sanctions Authority or is referred to in any list or public announcement issued by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

21.
MODERN SLAVERY AND CORRUPTION
21.1.
Each party shall endeavour to hold itself and its suppliers to the highest performance, ethical and compliance standards, including basic human rights, not engaging in any activity, practice or conduct which would constitute an offence under anti-slavery legislation in the United Kingdom or the U.S.A, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner. In performing its duties under this Agreement, each party acknowledges the value and importance of performance and ethical behaviour in its performance under this Agreement.
21.2.
Each party warrants that on the Effective Date and each SoW Effective Date, it, its directors, officers or employees have not offered, promised, given, authorized, solicited or accepted any undue pecuniary or other advantage of any kind (or implied that they will or might do any such thing at any time in the future) in any way connected with this Agreement or a SoW and that it has taken reasonable measures to prevent subcontractors, agents or other third parties, subject to its control or determining influence, from doing so.
21.3.
The parties agree that, at all times in connection with and throughout the Term of this Agreement, they will comply with and that they will take reasonable measures to ensure that their subcontractors, agents or other third parties will comply with all applicable anti-corruption legislation including the Bribery Act 2010 and the Foreign Corrupt Practices Act 1977.
21.4.
Each party shall not do, or omit to do, any act that would cause one of the other parties to be in breach of any anti-corruption legislation including the Bribery Act 2010 and the Foreign Corrupt Practices Act 1977.
22.
Assignment AND SUB-CONTRACTING
22.1.
A party may, on written notice to the other, assign or transfer all of its rights and responsibilities under this Agreement to:
22.1.1.
an Affiliate, provided that such Affiliate has reasonable financial creditworthiness; or
22.1.2.
a purchaser of all or substantially all of the equity of the assigning party provided that such third party has reasonable financial creditworthiness and, in the case of assignment by Customer, is not a Competitor; or
22.1.3.
a purchaser of all or substantially all of assets to which this Agreement relates provided that such third party has reasonable financial creditworthiness (for the avoidance of doubt, any Customer assignee with a market capitalization greater than that of Customer as of the Effective Date shall be deemed to have “reasonable financial creditworthiness”) and, in the case of assignment by Customer, is not a Competitor; or
22.1.4.
In the case of the Customer: an exclusive licensee of the Product provided that (i)such third party has reasonable financial creditworthiness and, in the case of assignment by Customer, is not a Competitor and (ii) that the Customer no longer requires services from Fujifilm under this Agreement.

but not otherwise without written consent of the other parties (such consent not to be unreasonably withheld or delayed) and provided that (a) the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and (b) in relation to assignment in part no such assignment shall relieve the assigning party of responsibility for the performance of any of its obligations under this Agreement.

22.2.
If a party assigns or transfers all or any of its rights and responsibilities under clause 22.1 it shall immediately notify the other parties in writing.
22.3.
Fujifilm may sub-contract all or any of its obligations under this Agreement provided that in relation to any subcontract manufacture, processing or handling of Product, Fujifilm will obtain the Customer’s written consent (which may be by signature of the relevant SoW(s) which specify that an obligation will be sub-contracted). Notwithstanding the foregoing, Fujifilm may utilize on-site third party personnel, such as temporary employees, contractors and consultants, to perform Fujifilm Services without obtaining the prior consent of the Customer.
22.4.
The appointment of any subcontractor shall not relieve the party sub-contracting from any liability or obligation under this Agreement and the party sub-contracting shall be responsible for all acts and omissions of the subcontractor to the same extent as if they were its own acts or omissions.
23.
General
23.1.
Entire agreement: This Agreement and the Historic Documents contain all the terms which the parties have agreed with respect to their subject matter and supersede all previous agreements and understandings between the parties (whether oral or in writing) relating to such subject matter. Each party acknowledges and agrees that it has not been induced to enter into this Agreement by a statement or promise which it does not contain. Each party confirms that save as otherwise expressly set out in this Agreement and the Historic Documents, the other party gives no warranties either in this Agreement or elsewhere in connection with the provision of the Programs. Nothing in this clause 23.1 shall exclude or limit a party’s liability for fraud, including fraudulent misrepresentation.
23.2.
Third party rights: Save as expressly set out in this Agreement, the parties do not intend that any person who is not a party to this Agreement shall have any right to enjoy the benefit or enforce any of the terms of this Agreement.
23.3.
Variations: With the exception of Changes, which shall be subject to clause 14, no variation of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the parties. A party is entitled assume that a representative of another party is authorized to act on that party’s behalf if that individual is apparently or seemingly acting in the normal course of the business relationship. An exchange of emails shall not be capable of constituting an agreement to vary this Agreement.
23.4.
Waiver: No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. The single or partial exercise by any party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. A waiver by any party of a breach of any provision of this Agreement shall not be considered as a waiver of a subsequent breach of the same or any other provision of this Agreement.

23.5.
Severability: If any provision of this Agreement or a SoW is found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction then it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible that provision shall be deemed to be omitted from this Agreement or the SoW in so far as this Agreement or that SoW relates to that jurisdiction and the validity and enforceability of that provision in other jurisdictions and the other provisions of this Agreement or SoW shall not be affected or impaired.
23.6.
Counterparts:
23.6.1.
This Agreement may be executed in any number of counterparts. Any party may enter into this Agreement by executing a counterpart and all the counterparts taken together will constitute one and the same agreement. This Agreement shall not be effective until each party has signed one counterpart.
23.6.2.
Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If this method of delivery is adopted, without prejudice to the validity of the Agreement so made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.
23.7.
Publicity: The parties anticipate that there may be opportunities for joint or independent press releases or other announcements relating to the activities contemplated hereby. Notwithstanding the foregoing, no party shall use the name of the other party(ies) or the names of the employees of the other party(ies) nor disclose the terms of this Agreement or any SoW in any press releases, advertising or sales promotional material or in any publication without prior written permission of such party(ies). Such consent shall not be unreasonably withheld. This provision shall not restrict a party’s ability to use the other parties names and to disclose the terms of this Agreement or a SoW to the extent, in the reasonable opinion of such party’s legal counsel, required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the disclosing party shall make reasonable efforts to provide the other parties with at least ten (10) Business Days’ advance notice and to coordinate reasonably with the other parties with respect to the wording and timing of any such disclosure, subject to the requirements of such securities laws.
24.
Governing Law
24.1.
Subject to clause 24.2, the formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or any term of it and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature) shall be governed by, and construed in accordance with, English law.
24.2.
Any Scope of Work entered into by FDBT or FDBU and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with such Scope of Work, this Agreement or their subject matter or formation shall be governed by, and construed in accordance with the State Law of Delaware.

IN WITNESS of the above the parties have signed this Agreement on the dates set out next to their signature.

Schedule 1 Charges [Intentionally omitted.]1

1 Omitted schedule to be provided to the Securities and Exchange Commission upon request.

Signature Page

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC:

Signature: /s/ Vincent Romeo

Title: Interim Site Head

Date: 2/12/2024

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC:

Signature: /s/ Chris Vannais

Title: Chief Operating Officer

Date: 2/12/2024

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED:

Signature: /s/ Jonathan Haigh

Title: Head of UK Site

Date: 2/12/2024

SIGNED for and on behalf of SAVARA APS:

Signature: /s/ Dave Lowrance	Signature:

Title: CFO	Title:

Date: 2/13/2024	Date: